EXHIBIT 5

EVCI Career Colleges
Holding Corp.

June 29, 2006

United States Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

RE: EVCI Career Colleges Holding Corp. Form S-8

Ladies and Gentlemen:

As general counsel to EVCI Career Colleges Holding Corp., a Delaware corporation ("EVCI"), I have been requested to render this opinion for filing as Exhibit 5 to EVCI's Registration Statement on Form S-8 (the "Registration Statement"). Each term used herein shall have the meaning specified in the Registration Statement unless otherwise defined herein.

The Registration Statement covers 500,000 shares of EVCI's Common Stock (the "Shares") which are issuable pursuant to EVCI's Amended and Restated 2004 Incentive Stock Plan (the "Incentive Stock Plan").

I have examined the originals or photocopies or certified copies of such records of EVCI and other documents as I have deemed necessary or appropriate for the purpose of this opinion. In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to originals of all documents submitted to me as certified copies or photocopies and the authenticity of the originals of such latter documents.

Based on the foregoing, I am of the opinion that the Shares when issued and paid for in the manner contemplated under the Incentive Stock Plan, will be legally and validly issued, fully paid and nonassessable.

Please note that I hold options to purchase a total of 115,000 shares of EVCI's common stock and hold 100,000 shares of restricted EVCI common stock. Furthermore, I may, in the future, receive additional stock options or other awards under the Incentive Stock Plan.

I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

Very truly yours,

Joseph D. Alperin
General Counsel

1 Van Der Donck Street, 2nd Floor, Yonkers, NY 10701, Tel: 914 623-0700, FAX: 914 964-8222, Website www.evcinc.com

NASDAQ LISTED SYMBOL-EVCI